Exhibit 99.2

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, IL – July 25, 2014 — PCTEL, Inc. (NASDAQ:PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today the declaration of its regular quarterly dividend of $0.04 per share on its common stock. This dividend will be payable on August 15, 2014 to shareholders of record at the close of business on August 8, 2014.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions and services for public and private networks. PCTEL RF Solutions enables superior utilization of wireless spectrum for cellular and WiFi networks. The RF Solutions services team specializes in the design, testing, and optimization of in-building, small cell, and traditional wireless networks. PCTEL RF Solutions develops and supports specialized network test equipment for LTE FDD, TD-LTE, WCDMA, GSM, CDMA, EV-DO, TD-SCDMA, and WiFi networks. The company’s SeeGull® scanning receivers and SeeHawk® visualization tool measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. Its IBflex™ simplifies in-building wireless network testing and SeeWave™ identifies and locates interference sources that impair network throughput.

PCTEL Connected Solutions™ simplifies network and site deployment for wireless data and communications applications for private and public networks, public safety, and government customers. PCTEL Connected Solutions develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, Subway, and broadband antennas (parabolic and flat panel) through its MAXRAD®, Bluewave™, and Wi-Sys™ product lines. PCTEL also designs specialized towers, enclosures, and cable assemblies for custom engineered site solutions. PCTEL delivers site solutions composed of PCTEL and third party sourced material to allow customers to cost effectively deploy and upgrade networks. The company’s vertical markets include SCADA, Health Care, Smart Grid, Positive Train Control, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL’s products are sold worldwide through direct and indirect channels. For Great Reception, please visit the company’s web sites www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com